Press Release

Aspen Insurance Holdings
Comments on Impact of Hurricane Charley

Hamilton, BERMUDA, August 16, 2004 — Aspen Insurance Holdings Limited (NYSE: AHL; BSX: AHL BH) today commented on the impact of Hurricane Charley, a Category 4 hurricane that struck portions of Florida and other areas of the eastern seaboard of the United States, commencing Friday, August 13, 2004.

As the storm has only recently occurred, the Company cannot determine at this time the impact of Hurricane Charley on it and its subsidiaries. However, based on a preliminary analysis, the potential losses from the storm are not expected to have a material impact on the financial condition of the Company, but could be material to its current results of operations.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited (Aspen) was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and surplus lines insurance in the United States. Aspen's operations are conducted through its wholly owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited (Aspen Re), Aspen Insurance Limited (Aspen), Aspen Specialty Insurance Company (Aspen Specialty) and Aspen Re America Inc (Aspen Re America). Aspen's reinsurance segment consists of property reinsurance, casualty reinsurance and specialty reinsurance lines of business. Aspen's insurance segment consists of commercial property, commercial liability and U.S. surplus insurance lines of business. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about the effect of claims resulting from Hurricane Charley on the Company's results of operations and financial position. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's current estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons. Among other things, these forward-looking statements could be affected by the number of insureds affected by the hurricane, the information provided by Aspen's cedents to Aspen, the amount and timing of losses actually incurred and reported by insureds to insurers and subsequently to reinsurers such as Aspen, the preliminary nature of reports and estimates of loss to date, and the amount and timing of reinsurance recoverables and reimbursements actually received. We undertake no obligation to publicly correct or update any forward-looking statements.

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Investor Contacts:

Aspen Insurance Holdings Limited	T +441-297-9382

Noah Fields, Head of Investor Relations
Julian Cusack, Chief Financial Officer

US Contacts:

The Abernathy MacGregor Group	T +212-371-5999

Carina Thate

Jason Thompson

UK Contacts:

The Maitland Consultancy	T +44 20 7379 5151

Emma Burdett

Brian Hudspith

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